Infinity Property and Casualty Corporation Announces Agreement to Issue $200 Million of Senior Notes Due 2014

BIRMINGHAM, Ala., Feb. 11 /PRNewswire-FirstCall/ — Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance, today announced that it has agreed to privately place $200 million in aggregate principal of 5.5% Senior Notes due 2014 to qualified institutional buyers pursuant to Rule 144A. The sale of the notes is expected to close on February 17, 2004, subject to certain closing conditions. Net proceeds of the offering will be used to prepay $193 million of debt outstanding under a secured term loan due 2010 and the remainder for general corporate purposes. The notes will not be registered under the Securities Act of 1933 and, unless so registered, may not be transferred or resold in the U.S. except pursuant to an exception from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state, in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “believes”, “expects”, “may”, “should”, “intends”, “plans”, “anticipates”, “estimates”, or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements. Examples of such forward looking statements include statements relating to Infinity’s expectations concerning the senior notes offering, market and other conditions, future premiums, revenues, earnings and investment activities, expected losses, rate increases, improved loss experience and expected expense savings resulting from consolidation of the operations of its insurance subsidiaries.

Actual results could differ materially from those expected by Infinity depending on changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, the presence of competitors with greater financial resources and the impact of competitive prices, the ability to obtain timely approval for requested rate changes, judicial and regulatory developments adverse to the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends, acts of war and terrorist activities, and the challenges posed by consolidating the operations of Infinity’s insurance subsidiaries. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity’s filings with the Securities and Exchange Commission.

SOURCE Infinity Property and Casualty Corporation

/CONTACT: Roger Smith, Chief Financial Officer of Infinity Property and
Casualty Corporation, +1-205-803-8188/
/Web site: http://www.ipacc.com/